Exhibit 99.1

Contact:  Harold A. Hurwitz, Chief Executive Officer
    (949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2014 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 12, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2014 third quarter ended March 31, 2014.

Quarter Ended March 31, 2014

Net sales for the three months ended March 31, 2014 decreased $656,000, or 21%, to $2.4 million from $3.1 million for the three months ended March 31, 2013, due primarily to decreases of $659,000 in medical device development and manufacturing revenues. The decrease in the Company’s medical device product line was primarily due to a decrease in product and repair revenues from its largest customer, arising from the revised terms negotiated with the customer in December 2013 following the customer’s suspension of orders from March through November 2013. Such revised terms provided for lower monthly shipments in the 2014 period, relative to the 2013 period prior to the suspension.

Gross profit for the three months ended March 31, 2014 decreased $343,000, or 39%, to $540,000 from $883,000 for the same period in 2013. Contributing to this decrease were the reduction in sales volume, described above, and the related effects of increased under-absorption of manufacturing costs, which reduced gross profit by $67,000. Also contributing to the decrease in gross profit was an accrual of $47,000 for anticipated losses from the development services portion of certain contracts, which did not occur during the corresponding period of the prior fiscal year. These factors were partially offset by an aggregate decrease of $102,000 in inventory and warranty charges. Other than the reduction in sales volume, the factors affecting gross profit described above also resulted in a decrease of gross margin as a percentage of sales to 22% for the three months ended March 31, 2014 from 29% for the corresponding period in 2013.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2014 decreased 41% to $978,000 from $1.7 million in the prior year’s corresponding quarter, reflecting primarily the effects of the Company’s cost reduction program.

Loss from continuing operations for the quarter ended March 31, 2014 was $358,000, compared to a loss from continuing operations of $765,000 in the corresponding quarter in 2013. Net loss for the quarter ended March 31, 2014 was $385,000, or $0.12 per share, compared to a net loss of $747,000, or $0.22 per share, for the corresponding quarter in 2013.

Nine Months Ended March 31, 2014

Net sales for the nine months ended March 31, 2014 decreased $1.9 million, or 20%, to $7.6 million from $9.5 million for the nine months ended March 31, 2013, due primarily to decreases of $1.6 million in medical device development and manufacturing revenues, and $315,000 in motion control product revenues, which were partially offset by an increase of $231,000 in dental product revenues.

The $1.6 million decrease related to the Company’s medical device product line was comprised of a $1.2 million decrease in revenues from its current largest customer, arising from the effects of the suspension of orders discussed above during the first five months of the nine-month period in 2014, and a $278,000 decrease in repair revenues from its former largest customer. The Company expects sales to its former customer to decline to zero over the balance of fiscal year 2014.

Gross profit for the nine months ended March 31, 2014 decreased $1.1 million, or 35%, to $2.0 million from $3.2 million for the same period in 2013. Contributing to this decrease were the reduction in sales volume described above and the effects of unfavorable production variances, which reduced gross profit by $475,000. Also contributing to the decrease in gross profit was an accrual of $278,000 for anticipated losses from the development services portion of certain contracts, which did not occur during the corresponding period of the prior fiscal year. These factors were partially offset by an aggregate decrease of $363,000 in inventory and warranty charges. Other than the reduction in sales volume, the factors affecting gross profit described above also resulted in a decrease of gross margin as a percentage of sales to 27% for the nine months ended March 31, 2014 from 33% for the corresponding period in 2013.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2014 decreased 35% to $2.8 million from $4.4 million in the prior year’s corresponding period, reflecting primarily the effects of the Company’s cost reduction program.

Loss from continuing operations for the nine months ended March 31, 2014 was $679,000, compared to a loss from continuing operations of $1.2 million for the corresponding period in 2013. Net loss for the nine months ended March 31, 2014 was $512,000, or $0.15 per share, compared to a net loss of $1.1 million, or $0.34 per share, for the corresponding period in 2013.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “Our results for the quarter ended March 31, 2014 were adversely impacted by low sales volume, which most directly affects gross margin in the form of underutilized manufacturing capacity. We continue to closely monitor the relationship between manufacturing capacity and anticipated future sales volume in determining whether further cost reductions will be necessary.”

“Also affecting margins are accruals, amounting to $47,000 for the quarter ended March 31, 2014 and $278,000 for the nine months then ended, relating to anticipated losses on the fixed price engineering services portions of certain large projects currently underway. These projects are complex and require that we meet stringent customer and regulatory specifications. Nonetheless, I am pleased to report that we recently conducted a test of a prototype instrument for one of our customers, and look forward to conducting a test of another prototype instrument for a second customer this month. We continue to believe that these engineering projects will result in manufacturing revenues in fiscal 2015.”

“The nearly singular objective on Pro-Dex’s agenda remains that of rebuilding the revenue base. To that end, I can report that we had a good showing at two important industry conferences in March and April of this year that resulted in promising leads. Of course, converting such leads into customer purchase orders is the goal on which our integrated team of business development, engineering and operations leaders is focused.”

“Our challenges notwithstanding, it should be noted that we generated positive cash flow from operating activities during the quarter ended March 31, 2014 of $300,000. This improvement results primarily from the partial liquidation of the inventory build-up undertaken in the first quarter of fiscal year 2014 to reduce lead times and accommodate anticipated customer requirements. As we have previously publicly discussed, the build-up was exacerbated by our largest customer having suspended its orders from us from March through November 2013, ostensibly due to lagging demand for its product, and the inventory liquidation this past quarter results from the resumption of shipments to this customer.”

“In addition, we recently announced the completion of our rights offering of common stock that raised proceeds of $1.65 million, before expenses. We are grateful for the participation of our two major shareholders, and we were particularly pleased with the participation of the remaining broad base of shareholders whose subscriptions constituted nearly half of the offering proceeds.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company's fiscal 2014 third quarter and nine-month financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company's website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on May 22, 2014 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 13582049. An online archive of the broadcast will be available on the Company's website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,926	$1,680
Accounts receivable, net of allowance for doubtful accounts of $42 and $24, respectively	1,102	1,339
Unbilled receivables	998	244
Other current receivables	68	34
Inventory	3,184	3,834
Prepaid expenses	206	157
Deferred income taxes	60	59
Total current assets	7,544	7,347
Investments	834	370
Equipment and leasehold improvements, net	1,682	2,065
Real estate held for sale	—	733
Intangibles	53	—
Other assets	77	80
Total assets	$10,190	$10,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$603	$844
Accrued expenses	1,270	1,276
Deferred revenue	277	141
Income taxes payable	48	48
Capital lease obligations	7	5
Total current liabilities	2,205	2,314
Deferred income taxes	60	59
Deferred rent	245	270
Capital lease obligations, net of current portion	9	15
Total non-current liabilities	314	344
Total liabilities	2,519	2,658
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,343,954 and 3,348,184 shares issued and outstanding at March 31, 2014 and June 30, 2013, respectively	17,061	17,012
Accumulated other comprehensive income	202	5
Accumulated deficit	(9,592)	(9,080)
Total shareholders’ equity	7,671	7,937
Total liabilities and shareholders’ equity	$10,190	$10,595

PRO-DEX, INC. AND AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013

Net sales	$2,404	$3,060	$7,599	$9,527
Cost of sales	1,864	2,177	5,564	6,376
Gross profit	540	883	2,035	3,151

Operating expenses: Selling expenses	177	311	408	907
General and administrative expenses	420	853	1,304	2,087
Research and development costs	381	490	1,121	1,360
Total operating expenses	978	1,654	2,833	4,354

Operating loss	(438)	(771)	(798)	(1,203)
Interest expense	(2)	(2)	(7)	(8)
Interest income	1	—	11	—
Realized gain on sale of investments	27	—	27	—

Loss from continuing operations before income taxes	(412)	(773)	(767)	(1,211)
Income tax benefit	(54)	(8)	(88)	(27)

Loss from continuing operations	(358)	(765)	(679)	(1,184)
Income (loss) from discontinued operations, net of income taxes	(27)	18	167	72
Net loss	$(385)	$(747)	$(512)	$(1,112)
Other comprehensive income, net of tax: Unrealized gain from marketable equity investments	20	—	225	—
Less: Reclassification of gains included in net loss	(27)	—	(27)	—
Comprehensive loss	$(392)	$(747)	$(314)	$(1,112)

Basic and diluted loss per share:
Loss from continuing operations	$(0.11)	$(0.23)	$(0.20)	$(0.36)
Income (loss) from discontinued operations	(0.01)	0.01	0.05	0.02
Net loss	$(0.12)	$(0.22)	$(0.15)	$(0.34)

Weighted average common shares outstanding:
Basic	3,342	3,341	3,344	3,313
Diluted	3,342	3,341	3,344	3,313
Common shares outstanding	3,344	3,341	3,344	3,341

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(679)	$(1,184)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	398	443
Gain on sale of investments	(27)	—
Loss on retirement of equipment	6	—
Share-based compensation	42	107
Allowance for doubtful accounts receivable	18	5
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	189	86
Unbilled receivables	(754)	—
Inventory	650	(955)
Prepaid expenses and other assets	(46)	(35)
Accounts payable, accrued expenses and deferred rent	(272)	134
Deferred revenue	136	—
Income taxes receivable and payable	(4)	46
Net cash used in continuing operating activities	(343)	(1,353)
Income from discontinued operations	167	72
Adjustments to reconcile income from discontinued operations to net cash provided by discontinued operating activities:
Gain on sale of real estate held for sale	(167)	—
Net cash provided by discontinued operating activities	—	72
Net cash used in operating activities	(343)	(1,281)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(327)	—
Purchases of equipment and leasehold improvements	(25)	(68)
Proceeds from sale of equipment	4	—
Proceeds from sale of investments	88	—
Acquisition of intangibles	(53)	—
Net cash used in continuing investing activities	(313)	(68)
Net cash provided by discontinued investing activities:
Proceeds from sale of real estate held for sale	900	—
Net cash provided by (used in) investing activities	587	(68)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	6	50
Principal payments on capital lease and bank term loan	(4)	(774)
Net cash provided by (used in) financing activities	2	(724)

Net increase (decrease) in cash and cash equivalents	246	(2,073)
Cash and cash equivalents, beginning of period	1,680	4,112
Cash and cash equivalents, end of period	$1,926	$2,039